Exhibit 10.1

March 14, 2018

Barbara A. Wood, Esq.

360 Riverside Drive, Apt. 8C

New York, NY 10025

Dear Barbara:

On behalf of SELLAS Life Sciences Group, Inc. (the “Company”) this letter will confirm our offer of employment to join the Company, effective on March 14, 2018 (the “Effective Date”) on the following terms:

1.    Employment: You will be employed on a full-time basis as the Company’s Executive Vice President, General Counsel and Corporate Secretary. You will report to the Company’s Chief Executive Officer (the “CEO”) and have the duties and responsibilities that are consistent with your position and such other duties as may from time to time be assigned to you by the Company.

2.    Annual Base Salary: You will be paid $365,000.00 per annum, less applicable witholdings, payable in accordance with the Company’s payroll schedule (the “Base Salary”). In accordance with normal policy, your Base Salary shall be reviewed by the Compensation Committee of the Company’s Board of Directors (the “Board”) on an annual basis.

3.    Sign-On Bonus: Employee shall receive a one-time signing bonus in the amount of $16,845.00, less applicable withholdings, which shall be payable on March 31, 2018.

4.    Short-Term Incentive Compensation: On an annual basis and subject to approval of the Board, you shall be entitled to annual short-term incentive compensation at a target level of up to 40% of your Base Salary, less applicable withholdings. The actual amount of such annual incentive compensation shall be determined in accordance with the applicable plans based on achievement of individual and Company performance objectives established in advance by the Board or the Board’s Compensation Committee, taking into account input from the CEO, and such actual annual short term incentive compensation amount may be more or less than the target amount. No minimum incentive is guaranteed. Company currently anticipates that the next review of your incentive compensation will occur on or before March 15th of the following year. The Annual Bonus, if any, is paid no later than March 15th of the following year and is earned upon payment.

SELLASTM Life Sciences Group, Inc., 315 Madison Avenue, 4th Floor, New York, New York 10017, USA

Nasdaq: SLS

www.sellaslifesciences.com

5.    Equity. As of the Effective Date, you will be granted an option to purchase 50,000 shares of the Company’s common stock (“Common Stock”) at an exercise price per share of Common Stock equal to the closing price of the Common Stock on Nasdaq on the date of grant (the “Option”). To be eligible, you must still be employed by the Company when the Board grants the Option. To the extent it so qualifies, the Option will be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations promulgated thereunder. Subject to any accelerated vesting provisions subsequently agreed to by the Company and you, the Option will vest as to 25% of the shares subject to the Option one year after the date of grant, and as to 1/48th of the shares subject to the Option monthly thereafter, so that the Option will be fully vested and exercisable four (4) years from the date of grant, subject to your Continuous Service Status (as defined in the Plan) to the Company through the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company’s 2017 Stock Plan (the “Option Plan”) and the stock option agreement by and between you and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

6.    Employee Benefits. You will be eligible to participate in the Company’s employee benefits programs at the same level as provided to other senior executive level employees of Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. You will be eligible for fifteen (15) days paid time off (vacation). In addition, you shall be entitled to up to four (4) paid “Personal Days/Floating Holiday” benefits and five (5) paid Sick Days. The Company will establish an annual list of U.S Federal holidays observed each year as well. The Company may change compensation and benefits from time to time in its discretion.

Vacation days, sick days and floating holidays may be used during the calendar year in which they are earned and accrued, and all earned and accrued sick days and floating holidays that are not used within the calendar year in which they are earned and accrued will be forfeited without compensation, unless applicable federal, state or local law requires otherwise. Accrued but unused vacation days, sick days and floating holidays are forfeited upon termination from employment, except as prohibited by law. Except as set forth in this offer letter, all vacation days, sick days and floating holidays shall accrue and be used and compensated in accordance with the Company’s paid time off policy(ies) as in effect from time to time, unless applicable federal, state, or local law requires otherwise.

7.    Business Expenses. During the Employment Term, the Company will reimburse you for reasonable business travel, entertainment or other business expenses (including bar membership fees and professional association dues) incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

SELLASTM Life Sciences Group, Inc., 315 Madison Avenue, 4th Floor, New York, New York 10017, USA

Nasdaq: SLS

www.sellaslifesciences.com

8.    Employment Agreement. Promptly following the Effective Date, you and the Company will negotiate in good faith a written employment agreement containing the preceding provisions and additional terms including but not limited to: (i) the benefits to which you are entitled upon a termination upon death or disability, (ii) the benefits to which you are entitled upon an involuntary termination for cause and resignation without good reason, (iii) the benefits to which you are entitled upon an involuntary termination without cause and resignation for good reason, (iv) the ramifications of change of control, (v) tax provisions, including without limitation, under Sections 409A and 280G of the Internal Revenue Code of 1986, or any successor provisions, and (vi) and other mutually-agreeable customary employment terms. Any such provisions shall be consistent with like terms provided to other senior executives.

9.    Proprietary Information and Inventions. You acknowledge and agree that you have signed, is bound by, and will continue to abide by the terms of the Employee Confidential Information and Invention Assignment Agreement, which was executed on March 1, 2018 (the “Confidential Information Agreement”), including the provisions governing the non-disclosure of confidential information and restrictive covenants contained therein.

10.    No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

11.    Prior Agreements. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

12.    Immigration. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

SELLASTM Life Sciences Group, Inc., 315 Madison Avenue, 4th Floor, New York, New York 10017, USA

Nasdaq: SLS

www.sellaslifesciences.com

13.    Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: http://www.jamsadr.com/rulesclauses). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your CONFIDENTIAL INFORMATION AGREEMENT. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

SELLASTM Life Sciences Group, Inc., 315 Madison Avenue, 4th Floor, New York, New York 10017, USA

Nasdaq: SLS

www.sellaslifesciences.com

14.    At-Will Employment. This offer letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the CEO that expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.

We are extremely pleased to have an individual of your background and experience join the Company and look forward to a long and successful business relationship. Please acknowledge your acceptance of these terms at your earliest convenience. Please keep one copy of this letter for your files and return the original as soon as possible.

[Signature Page to Follow]

SELLASTM Life Sciences Group, Inc., 315 Madison Avenue, 4th Floor, New York, New York 10017, USA

Nasdaq: SLS

www.sellaslifesciences.com

/s/ Angelos M. Stergiou
Angelos M. Stergiou, MD, ScD, h.c.
President and CEO

Acknowledged and Agreed:

/s/ Barbara A. Wood
Barbara A. Wood, Esq.

SELLASTM Life Sciences Group, Inc., 315 Madison Avenue, 4th Floor, New York, New York 10017, USA

Nasdaq: SLS

www.sellaslifesciences.com